Exhibit 99.11

FIRST AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT

BETWEEN

PUBLICIS GROUPE S.A.

AND

DENTSU INC.

Dated as of September 24, 2004

     FIRST AMENDMENT dated as of September 24, 2004 (the “First Amendment”) to the shareholders’ agreement dated as of November 30, 2003 (the “Publicis Shareholders’ Agreement”), between DENTSU INC. (“Dentsu”), a company organized under the laws of Japan with its principal office at 1-8-1, Higashi-Shimbashi, Minato-ku, Tokyo 105-7001, Japan, duly represented by Tateo Mataki, and PUBLICIS GROUPE S.A. (“Publicis”), a société anonyme organized under the laws of the Republic of France, with a share capital of €78,151,301, having its registered office at 133, Avenue des Champs-Elysées, 75008 Paris, France, registered with the Commercial Registry of Paris number 542 080 601, duly represented by Maurice Lévy.

     WHEREAS, Publicis and Dentsu are Parties (such term and other capitalized terms used herein without definition, having the meanings set forth in the Publicis Shareholder’s Agreement) to the Publicis Shareholders’ Agreement, whereby Publicis and Dentsu have organized their relations with respect to the governance of Publicis and Dentsu’s shareholding in Publicis.

     WHEREAS, pursuant to Section 9.8 of the Publicis Shareholders’ Agreement, Publicis and Dentsu wish to amend the Publicis Shareholders’ Agreement as provided below to organize the Transfer by Dentsu of the SEP Shares.

     In consideration of the foregoing recitals and the terms and conditions hereinafter set forth, Publicis and Dentsu agree as follows:

     Section 1. Amendment to Section 4

     1.1 Amendment to Section 4.2(i)

     Section 4.2(i) is amended and now reads in its entirety as follows:

     “(i) required under Section 4.4(a) or Section 4.4(b)(ii) to comply with Dentsu’s obligations set forth therein or permitted under 4.4(b)(iii)of the Agreement or Section 5.6 of the EB Shareholders’ Agreement ;”

     Section 2. Amendment to Section 6

     2.1 Amendment to Section 6(d)

     Section 6(d) is amended and now reads in its entirety as follows:

     “(d) Within 30 days after March 31st, June 30, September 30 and December 31st of each calendar year (each date, an “Equity Accounting Date”), the Chairperson of the Directorate shall give notice to Dentsu of the aggregate voting rights pertaining to all Publicis Shares owned by all shareholders of Publicis (including Dentsu) as of such Equity Accounting Date. Each notice described in this paragraph may state that it has been given to the best of Publicis’ knowledge, after due inquiry, which inquiry, for the avoidance of doubt, shall not include any obligation to conduct a titres au porteur identifiable procedure.”

     Section 3. Amendment to Exhibit 3 (SEP By-laws)

     Section 5.2 of the form of the SEP by-laws which is attached to the Publicis Shareholders’ Agreement as Exhibit 3 is amended and now reads in its entirety as follows:

     “If, during the duration of the Partnership, Dentsu’s shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership), as reflected in a “Challenge Notice”, or in an “Interim Basic Notice”, as defined in the Agreement, entitles it to voting rights below 15% of the voting rights, the contribution of the right to enjoyment will immediately end in order to allow Dentsu to reach the threshold of ownership of 15% of voting rights in Publicis. In the event that any “Basic Notice,” as defined in the Agreement, will specify that Dentsu’s shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership) entitles it to voting rights below 15% and no Challenge Notice has been issued in respect of such Basic Notice within the time limit set forth in the Agreement, the right to enjoyment will immediately end pursuant to the conditions described above on the basis of the information contained in such Basic Notice.

     In addition, notwithstanding the paragraph above, and provided that Dentsu has complied with Section 5.6 of the Agreement, the right to enjoyment pertaining to the number of Publicis Shares as set forth in a Proposed Transfer Notice will immediately end on the last day of the period in which Madame Badinter or any of her Designee (as defined in the Agreement) shall have the right to notify an SEP Offer to Dentsu as provided in Section 5.6(b)(ii) of the Agreement.

     The termination of the contribution of rights to enjoyment will be binding on Publicis and on Madame Elisabeth Badinter each of whom will take all actions necessary to allow Dentsu to exercise immediately the voting rights so released.”

     Section 4. Effectiveness of Agreement

     The Publicis Shareholders’ Agreement, as amended and supplemented hereby, remains in full force and effect.

     Section 5. Governing Law

     This First Amendment shall be governed in all respects, including as to validity, interpretation and effect thereof, by the laws of the Republic of France.

     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed as of the day and year first above written.

PUBLICIS GROUPE S.A.	DENTSU INC.
duly represented by:	duly represented by:
/s/ Maurice Lévy	/s/ Takeo Mataki

Maurice Lévy	Tateo Mataki
Président du Directoire	President & CEO

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